September 13, 2021

First Trust Exchange-Traded Fund III

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	Fee Waiver Amendment and Extension Agreement Letter for First Trust Municipal High Income ETF (the “Fund”), a series of First Trust Exchange-Traded Fund III (the “Trust”)

Ladies and Gentlemen:

Reference is hereby made to that certain Fee Waiver Agreement between the Trust, on behalf of the Fund, and First Trust Advisors L.P., the investment advisor to the Fund (the “Advisor”), dated as of October 26, 2017, as amended (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

Notwithstanding anything to the contrary in the Agreement, the Advisor hereby agrees to waive investment management fees otherwise payable to it by the Fund in the amount of 0.15% of the Fund’s average daily net assets (the “Waived Amount”) and that the Waiver Term shall continue until November 30, 2022. The parties hereby acknowledge that with the exception of the Waiver Term, the Agreement shall remain in full force and effect.

Very Truly Yours,

FIRST TRUST ADVISORS L.P.

 /s/ James M. Dykas

James M. Dykas

Chief Financial Officer

AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund III,

on behalf of First Trust Municipal High Income ETF

 /s/ Donald P. Swade

Donald P. Swade

Treasurer, Chief Financial Officer and

Chief Accounting Officer